EXHIBIT 99.2

CAMDEN PROPERTY TRUST

STATEMENT REGARDING COMPUTATION OF RATIOS

FOR THE FIVE YEARS ENDED DECEMBER 31, 2005

(in thousands, except for ratio amounts)	2005 (4)	2004 (3)	2003 (2)	2002	2001 (1)

EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations	$154,529	$24,754	$19,637	$32,542	$47,036
Add: income allocated to minority interests	10,036	13,926	14,783	14,470	15,723
Less: equity in income of joint ventures	(10,049)	(356)	(3,200)	(366)	(8,527)
	154,516	38,324	31,220	46,646	54,232
Distributed income of joint ventures	—	1,390	1,107	1,632	15,076
Less: interest capitalized	(17,513)	(9,332)	(15,068)	(10,923)	(10,920)
Less: preferred distribution of subsidiaries	(7,028)	(10,461)	(12,747)	(12,872)	(12,872)
Total earnings before fixed charges	129,975	19,921	4,512	24,483	45,516

FIXED CHARGES:
Interest expense	111,548	79,214	75,414	71,499	69,712
Interest capitalized	17,513	9,332	15,068	10,923	10,920
Accretion of discount	687	609	684	529	421
Amortization of deferred financing charges	3,739	2,697	2,634	2,165	1,591
Interest portion of rental expense	823	668	610	576	569
Preferred distribution of subsidiaries	7,028	10,461	12,747	12,872	12,872
Total fixed charges	141,338	102,981	107,157	98,564	96,085

Total earnings and fixed charges	$271,313	$122,902	$111,669	$123,047	$141,601

RATIO OF EARNINGS TO FIXED CHARGES	1.92	1.19	1.04	1.25	1.47

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS:
Total fixed charges	$141,338	$102,981	$107,157	$98,564	$96,085
Preferred share dividends	—	—	—	—	2,545
Total combined fixed charges and preferred share dividends	141,338	102,981	107,157	98,564	98,630
Total earnings and combined fixed charges and preferred share dividends	$271,313	$122,902	$111,669	$123,047	$144,146

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS	1.92	1.19	1.04	1.25	1.46

(1)           Earnings include a $2,346 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.45 and 1.44.

(2)           Earnings include a $2,590 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.02.

(3)           Earnings include a $1,642 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.18.

(4)           Earnings include a $132,914 impact related to gain on sales of properties. Excluding this impact, such ratios would be 0.98.

INTEREST COVERAGE RATIO
Total revenues	$560,475	$404,311	$379,289	$374,723	$376,591
Total expenses	(538,534)	(367,629)	(350,659)	(328,436)	(324,705)
Income from discontinued operations	8,426	9,919	9,994	13,080	14,506
Add: Depreciation and amortization	165,813	98,671	97,403	92,481	90,908
Add: Depreciation of discontinued operations	9,180	10,209	10,672	12,646	10,752
Add: Interest expense	111,548	79,214	75,414	71,499	69,712
Total	$316,908	$234,695	$222,113	$235,993	$237,764

Interest expense	$111,548	$79,214	$75,414	$71,499	$69,712
INTEREST COVERAGE RATIO	2.8	3.0	2.9	3.3	3.4